Exhibit 10.19
CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of the 6th day of March 2024, by and between Energy Vault, Inc., a Delaware corporation (the “Company”), and Zia Huque (“Consultant”) in the County of Los Angeles, State of California. The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company and Consultant is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1.SERVICES AND COMPENSATION

a)Consultant agrees to perform for the Company the services requested by the Company, including the duties and tasks described in Exhibit A (“Services”). Consultant agrees to devote such time to these duties as the Company reasonably requests.

b)The Company agrees to pay Consultant the compensation set forth in Exhibit A as sole and total compensation for the performance of the Services.

c)Consultant shall provide the equipment, tools, and materials necessary for the performance of Consultant’s Services under this Agreement.

2.CONFIDENTIALITY

a)“Confidential Information” means any proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, ideas, processes, formulas, technology, designs, drawings, litigation strategy, marketing, finances or other business information disclosed by the Company or any of their employees, either directly or indirectly in writing, electronically, orally, visually, or by drawings or inspection of parts or equipment, or otherwise identified by the Company as being Confidential Information.

b)Consultant will not, during or subsequent to the term of this Agreement, use the Confidential Information for any purpose whatsoever other than in the performance of the Services on behalf of the Company or disclose the Confidential Information to any third party. Consultant further agrees to hold all such Confidential Information in the strictest confidence and not to use it or disclose it to any employee, person, firm or corporation, except as required to carry out the Services for the Company hereunder. Without the Company’s prior written approval, Consultant will not directly or indirectly disclose to anyone the terms of this Agreement or disclose the fact that Consultant has this arrangement with the Company in Consultant’s marketing and sales materials or website(s).

c)Consultant will not during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant in confidence, if any, and Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person on entity. Consultant recognizes that the Company has received and, in the future, will receive from third parties confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

d)Upon the termination of this Agreement, or promptly upon the Company’s earlier request, Consultant will deliver to the Company all originals and copies of the Company’s property and Confidential Information in tangible form that the Consultant may have in Consultant’s possession or control.

3.OWNERSHIP

a)Consultant agrees to transfer and assign and hereby does transfer and assign to the Company or its successors the entire right, title and interest for the entire world in and to all data, software, files, designs, layouts, artwork, models, processes, patents, mask work rights, copyrights, drawings, notebooks, audioworks, documents, photographs, inventions, works of authorship, notes, improvements, information, materials and discoveries (collectively referred to as “Inventions”) made, created, conceived or reduced to practice by Consultant, solely or in collaboration with any of Consultant’s associates, Consultants, agents, representatives, employees, assignees or successors in interest (collectively referred to as “Representatives”) in the course of performing the Services hereunder, or with the use of materials or facilities of the Company during the term of this Agreement or any extension or renewals thereof, and all rights, including all moral rights and intellectual property rights therein to the greatest extent permitted by applicable law.

b)Consultant agrees to disclose promptly to the Company all Inventions made, conceived, or reduced to practice by Consultant solely or in collaboration with Consultant’s Representatives, in the course of the performance of the Services hereunder.

c)Consultant agrees that Consultant and any of Consultant’s Representatives, will sign, execute and acknowledge or cause to be signed, executed and acknowledged without cost, but at the expense of the Company, any and all documents and perform such acts as may be necessary, useful or convenient for the purpose of securing to the Company, title to and patent, mask-work rights, trademark or copyright protection throughout the world upon such Inventions made, created, conceived or reduced to practice, title to which the Company acquires in accordance with the provisions of this Agreement.

d)Consultant agrees to acquire from each of Consultant’s Representatives the necessary right, title and interest in and to all of such Inventions made or conceived or reduced to practice by Consultant or any of Consultant’s Representatives within the scope of their engagements by Consultant in performing services under this contract and to the best of Consultant’s ability to obtain the cooperation of each such person to secure to the Company or its nominee the rights, title and interest in and to such Inventions made, created, conceived or reduced to practice as the Company acquires in accordance with the provisions of this Agreement.

e)Consultant agrees that Consultant’s obligation to execute or cause to be executed, any instrument or papers in furtherance of the foregoing shall continue after the termination of this Agreement. In addition, from time to time, the Company may ask Consultant to work with and at the direction of the Company’s legal counsel in order to provide assistance to them on certain legal matters. It is the Company’s intention that such work be covered by the attorney-client privilege to the maximum extent permitted by law, and Consultant agrees to cooperate with the Company in all reasonable respects in such matters.

4.REPORTS

Consultant agrees that Consultant will from time to time during the term of this Agreement or any extension thereof keep the Company advised as to Consultant’s progress in performing the Services hereunder and that Consultant will, as requested by the Company, prepare written reports with respect thereto. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of Consultant’s Services.

5.CONFLICTING OBLIGATIONS; OTHER COVENANTS

a)Consultant represents and warrants that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from fully complying with the provisions hereof, and further certifies that Consultant will not enter into such conflicting agreement during the term of this Agreement. Consultant further represents and warrants that he has full power and authority to enter into this Agreement and perform his obligations hereunder.

b)In view of Consultant’s access to the Company’s trade secrets, Confidential Information, proprietary know-how, and knowledge of the Company resulting from Consultant’s relationship with the Company hereunder, Consultant further agrees that Consultant will not, without the Company’s prior written consent, during the term of this Agreement and for a period of twelve (12) months after the termination or expiration of this Agreement, engage in any of the following activities anywhere in the United States to the extent permitted by applicable law:

(i)Offer to hire, induce or attempt to induce any officer, employee or agent of the Company or any of its affiliates or subsidiaries to discontinue his or her relationship with the Company or any of its affiliates or subsidiaries; or

(ii)Directly or indirectly solicit, or divert or attempt to solicit or divert any employee of the Company; and

(iii)Consultant agrees that the restrictions imposed by the provisions of this covenant are fair and reasonable and are reasonably required for the protection of the Company. If the provisions relating to the geographic or substantive scope of the restriction or the time period of the restriction exceed the maximum areas or period of time which a court or competent jurisdiction would enforce, the parties agree that the areas and time period shall be deemed to be the maximum areas or time period which a court of competent jurisdiction would enforce in any state in which such court shall be convened.

c)Consultant represents, warrants and covenants to Company that (a) it has paid and shall continue to pay all taxes owed by it and has filed and shall continue to file all reports required to be filed by it; and (b) it has and shall continue to maintain workers compensation insurance and liability insurance (including malpractice insurance, if warranted) relative to any service that Consultant performs for the Company and in accordance with all applicable requirements of law.

d)Consultant covenants that the Services to be provided hereunder shall be in compliance with all applicable laws, rules and regulations.

6.INDEMNITY

Consultant shall indemnify and hold Company, its affiliates and their respective directors, officers, agents and employees harmless from and against all claims, demands, losses, damages and judgments, including court costs and attorney’s fees, arising out of or based upon (i) any claim that the Services provided hereunder, any intellectual property resulting therefrom or the use of any such intellectual property infringes any patent, copyright, trade secret or other proprietary right of any person or breaches any person’s contractual rights; (ii) any breach or alleged breach by Consultant of any representation, warranty, certification, covenant, obligation or other agreement set forth in this Agreement; and (iii) any action by a third party against Company that is based on any act or omission by Consultant and that results in: (1)

personal injury or tangible or intangible property damage (including loss of use), or (2) the violation of any statute, ordinance or regulation.

7.TERM AND TERMINATION

a)This Agreement will commence on the date first written above and will continue until the earlier to occur of: (i) October 31, 2025, or (ii) termination as provided below.

b)The parties agree that the Company may terminate this Agreement upon giving fifteen (15) days written notice thereof to the Consultant. The Company may, in addition to any other rights it may have at law or in equity, terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement. In the event of a dispute over what constitutes a breach hereunder, the parties shall agree to the appointment of an arbitrator to settle such dispute.

c)Upon such termination all rights and duties of the parties toward each other shall cease except:

(i)the Company shall be obliged to pay, within thirty (30) days of the effective date of termination, all amounts owing to Consultant for Services actually performed and reimbursable expenses actually incurred prior to termination, if any, in accordance with the provisions of Section 1 (Services and Compensation) hereof; and

(ii)Sections 2 (Confidentiality), 3 (Ownership), 5 (Conflicting Obligations; Other Covenants), 9 (Consultants; No Agency), 10 (Equitable Relief), 11 (Severability), 12 (Amendment), 13 (Entire Agreement), 14 (Arbitration), 15 (Governing Law), 17 (Notices) and 18 (No Waiver) shall survive termination or expiration of this Agreement.

8.ASSIGNMENT

Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of the Company, which consent may be withheld in the Company’s absolute discretion.

9.CONSULTANT; NO AGENCY

Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company, but Consultant shall perform the Services hereunder as an independent contractor. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon and that it will not be eligible for any employee benefits of the Company. Consultant acknowledges and agrees that it will use its own discretion in performing the tasks assigned, within the scope of work specified by the Company. Consultant further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company (i) to pay withholding taxes or similar items or (ii) resulting from Consultant’s being determined not to be a Consultant.

The parties acknowledge that the individual engaged by the Company is an independent contractor and shall not in any manner be deemed an employee of Company. Consultant agrees and acknowledges that Consultant provides Consultant’s professional services to the public, and that Consultant maintains a business location that is separate from the Company. Consultant further agrees and acknowledges that Consultant has set Consultant’s own rates, and that outside of project completion dates and reasonable business hours, Consultant has the ability to set Consultant’s own hours. Consultant further agrees and acknowledges that Consultant holds himself/herself out to other potential customers as available to perform the same type of work as that set forth in Exhibit A to this Agreement. Consultant further agrees and acknowledges that Consultant customarily and regularly exercises discretion and independent judgment in the performance of the Services described in Exhibit A. Consultant agrees and acknowledges that in performing the Services pursuant to this Agreement, Consultant shall be acting as Consultant with respect to the Company, and not as an employee, agent, partner, or joint venturer of the Company. Consultant shall be free to—and is expected to—accept other assignments and undertake other activities for other clients or entities. Consultant agrees and understands that Consultant shall not be authorized to, nor shall Consultant, enter into any commitments, agreements, or undertakings or assume any responsibilities in the name or on behalf of Company. Consultant acknowledges and agrees that the Services Consultant will provide pursuant to this Agreement require special skill, are original and creative in character, and the result of which depend primarily on Consultant’s invention, imagination, or talent. Consultant acknowledges and agrees that Consultant is free from the control and direction of the Company in connection with the performance of the work and Services under this Agreement; Consultant performs work that is outside of the “usual course” of the Company’s business of building energy storage systems; and Consultant is customarily engaged in an independently established trade, occupation, or business that is of the same nature as the type of work and Services Consultant will perform for the Company pursuant to this Agreement.

10.EQUITABLE RELIEF

Consultant and the Company agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2, 3 or 5 herein. Accordingly, Consultant and the Company agree that if Consultant breaches Sections 2, 3 or 5, the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision. Consultant and the Company further agree that no bond or other security shall be required in obtaining such equitable relief and Consultant and the Company, upon the granting of an injunction by a court of competent jurisdiction, hereby consent to the issuances of such injunction and to the ordering of such specific performance.

11.SEVERABILITY

If any provision in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect. In such event, the parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.

12.AMENDMENT

This Agreement may not be amended in any respect other than by written instrument executed by the party against whom enforcement is sought.

13.ENTIRE AGREEMENT

The terms and conditions herein contained constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof, and no agreement or understanding varying or extending the same shall be binding upon either party hereto unless in a written document which expressly refers to this Agreement and which is signed by the party to be bound thereby.

14.ARBITRATION

Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope and applicability of this agreement to arbitrate, shall be determined by arbitration in Los Angeles County, California before one arbitrator. The arbitration shall be administered by Judicial Arbitration and Mediation Services (JAMS) pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. In any final award and/or order, the arbitrator may apportion all the costs (including but not limited to reasonable attorney’s and other experts’ fees which are reasonably borne by the party incurring such fees) incurred in connection with the arbitration in accordance with what the arbitrator deems just and equitable under the circumstances. Both parties shall take all reasonable steps to maintain the confidentiality of the arbitration award, including executing a confidentiality stipulation in a form acceptable to Company. The parties acknowledge that by agreeing to arbitration pursuant to this Section, they are waiving their right to a judicial forum and to a trial by jury. The parties agree that the Company is engaged in interstate commerce and that, except as provided in this Agreement, the FAA shall govern the interpretation and enforcement of, and all proceedings pursuant to this Agreement.

15.GOVERNING LAW

Except as otherwise provided under the Federal Arbitration Act (“FAA”) or other applicable federal law, this Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to its principles of conflict of laws.

16.[RESERVED]

17.NOTICES

a)Any notice hereby required or permitted to be given shall be sufficiently given if in writing and delivered in person or sent by facsimile, electronic mail, overnight courier or First Class, postage prepaid, to either party at the address of such party or such other address as shall have been designated by written notice by such party to the other party.

b)Any notice or other communication required or permitted to be given under this Agreement will be deemed given
(i)upon personal delivery to the party to be notified, (ii) on the day when delivered by electronic mail to the proper electronic mail address, (iii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iv) the first business day after deposit with a nationally recognized overnight courier, specifying next day delivery, or (v) the third business day after the day on which such notice was mailed in accordance with this Section.

Company        Consultant

Energy Vault, Inc.        Zia Huque
4360 Park Terrace Drive, Suite 100
Westlake Village, CA 91361
Attn:
Email: legal@energyvault.com
With copy to: dan.gunning@energyvault.com        Email:

18.NO WAIVER

No waiver of any term or condition of this Agreement shall be valid or binding on either party unless the same shall be mutually assented to in writing by both parties. The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter. The express waiver by either party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

19.COUNTERPARTS

This agreement may be signed in one or more counterparts.

[signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused to be executed or executed this Agreement as of the day and year first above written.

Zia Huque (“Consultant”)	Energy Vault, Inc. (the “Company”)

By:
Zia Huque	Name: Robert Piconi
Title: Chairman and Chief Executive Officer

EXHIBIT A

SERVICES AND COMPENSATION

1.Contact.    Consultant’s principal Company contact:

Name: Robert Piconi
Title: Chairman and Chief Executive Officer

2.Services.    Consultant will render to the Company the following Services:

Ad hoc consulting services and/or business management advice to the Company’s Board of Directors (the “Board”) as requested by the Company’s management or the Board from time to time.

3.Compensation.
1)The Company agrees to pay Consultant within thirty (30) days upon presentation of a valid invoice.

2)The Company agrees to reimburse Consultant for all reasonable travel and out-of-pocket expenses incurred by Consultant in performing the Services pursuant to this Agreement, provided Consultant receives prior written consent from an authorized agent of the Company prior to incurring such expenses. Consultant agrees to submit statements for expenses and such statements shall be approved by the contact person listed above.

3)For the avoidance of doubt, (i) Consultant’s provision of the Services under this Agreement shall constitute service to the Company for purposes of the restricted stock units granted to Consultant on May 25, 2023 and December 16, 2022 and (ii) Consultant shall not be eligible to participate in the Company’s Compensation Program for Non-Executive Directors.